The Southern Company
                               Patricia L. Roberts
                               Assistant Secretary
                                  404.506.0542

May 11, 2001

Mr. Steve Sears
Director, U.S. Research
Institutional Shareholder Services
1455 Research Blvd
Rockville, MD 20850

Dear Mr. Sears:

This letter is to confirm that:

1.       The Southern Company commits that it will not:

         (a) grant more than 20,000,000 shares out of the 30,000,000 additional shares to be reserved under the Omnibus Incentive Compensation Plan (the "Plan"),

         (b) grant more than 10,000,000 of the shares available for issuance under the Plan in the form of awards other than stock options,

         (c)      grant stock options with terms in excess of 10 years,

         (d) grant stock options with exercise prices that are less than 100% of the fair market value of Southern Company common stock on the date granted and

         (e) reprice share awards under the Plan without the approval of the Company's stockholders, except as may be necessary to prevent dilution of rights in the event of any change in corporate capitalization, such as a stock split, stock dividend or reclassification, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company.

2. The Plan will be amended by the Board of Directors to reflect these commitments when we are otherwise required in the ordinary course of business to resubmit the plan for shareholder approval. We currently have no reason to believe that the amendment would not be approved.

Sincerely,

/s/Patricia L. Roberts